Exhibit 5.2

Conyers Dill & Pearman Limited Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda Tel: +1 441 295 1422 Fax: +1 441 292 4720 conyersdill.com

8 April 2019

Matter No: 349324

Doc Ref: Legal – 15365475

+1 441 299 4903

niel.jones@conyersdill.com

IHS Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London, EC2Y 9LY

England

Dear Sirs,

Re: IHS Markit Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering to be made pursuant to the prospectus (the “Prospectus”) comprised of a base prospectus included in a registration statement on Form S-3 (the “Registration Statement”) declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on 13 April 2018, as supplemented by a preliminary prospectus supplement dated 3 April 2019 and a final prospectus supplement dated 3 April 2019 and filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and sale under the Securities Act of $400,000,000 aggregate principal amount of the Company’s 3.625% Senior Notes due 2024 and $600,000,000 aggregate principal amount of the Company’s 4.250% Senior Notes due 2029 (collectively, the “Notes”).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement, including the Prospectus;

(ii)	an indenture dated as of 23 July 2018 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of 8 April 2019 (the “Third Supplemental

Indenture”) and the Fourth Supplemental Indenture dated as of 8 April 2019 (together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”); and

(iii)	draft global notes representing the Notes to be issued by the Company and registered in the name of Cede & Co. (the “Note Certificates”).

The documents listed in items (ii) and (iii) above are herein sometimes collectively referred to as the “Documents” (which term, along with the defined terms “Prospectus”, “Indenture” and “Registration Statement”, do not include any other document, instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 8 April 2019, extracts of resolutions from minutes of meetings of its directors held on 21 January 2018 and 18 October 2018 certified by the Secretary of the Company on 8 April 2019 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the due execution of the Note Certificates by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Note Certificates by the Trustee, (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (j) the validity and binding effect under the Foreign

Laws of the submission by the Company pursuant to the Indenture to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the Borough of Manhattan, City of New York (the “Foreign Courts”), (k) that none of the parties to the Documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (n) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due, and (o) that shares of the Company will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of shares and securities of the Company given by the Bermuda Monetary Authority dated 14 March 2014 will not have been revoked or amended at the time of issuance of the Notes.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents including the issuance of the Notes.

3.	When issued in accordance with the Indenture, and upon the Note Certificates being duly executed by the Company, duly authenticated by the Trustee and delivered by or on behalf of the Company as contemplated by the Registration Statement, the Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited